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                                                                    EXHIBIT 99.1

                          P R E S S    R E L E A S E


FOR IMMEDIATE RELEASE           FOR FURTHER INFORMATION CONTACT:
                                Shane M. Bayless
                                713.821.7160
                                sbayless@3tecenergy.com


3TEC Energy Corporation and Enex Resources Corporation Announce Merger Agreement


Houston, Texas, October 25, 2001.... 3TEC Energy Corporation ("3TEC")  (NASDAQ:
TTEN) and Enex Resources Corporation ("Enex") (OTC BB:ENEX.OB) jointly announced today that they have entered into a definitive merger agreement. Pursuant to the terms of the agreement a wholly-owned subsidiary of 3TEC will merge into Enex. 3TEC currently owns 80% of the outstanding common stock of Enex.
Closing of the transaction is subject to the approval of Enex's stockholders and other customary closing conditions. A special meeting of Enex stockholders expected to be held in December, 2001.

If the merger is approved, each share of Enex common stock (other than shares owned by 3TEC) will be converted into the right to receive $14.00 per share in cash.

3TEC Energy Corporation is engaged in the acquisition, development, production and exploration of oil and natural gas, with properties geographically concentrated in East and South Texas and the Gulf Coast region.

The information contained in this press release may contain projections, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, environmental risks, drilling, producing and operating risks, including the risk that significant properties do not achieve projected results, risks related to exploration and development including risks relating to the lack of economic drilling prospects, the inability of the Company to achieve expected efficiencies in controlling expenses, uncertainties about the estimates of reserves, government regulation, competition and the ability of the Company to meet its stated business goals.